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                                                                     Exhibit 5.1

                      [LORD, BISSELL & BROOK LETTERHEAD]

                               October 20, 1997

Market Facts, Inc.
3040 West Salt Creek Lane
Arlington Heights, IL 60005

                 Re:  Market Facts, Inc.
                      Registration Statement on Form S-3
                      Commission File No. 333-35583

Ladies and Gentlemen:

     We have acted as counsel for Market Facts, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the above-referenced registration statement (the "Registration Statement") and prospectus (the "Prospectus") relating to the registration of 2,300,000 shares of the Company's common stock, par value $1.00 per share (the "Shares"), of which up to 1,650,000 Shares (including 150,000 Shares subject to the underwriters' over-allotment option) will be offered by the Company, and up to 650,000 Shares (including 150,000 Shares subject to the underwriters' over-allotment option) will be offered by a selling stockholder (the "Selling Stockholder"), and the proposed sale of the Shares to an underwriting group, pursuant to the terms of an underwriting agreement filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

     We have participated in the preparation of the Registration Statement filed with the Commission. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and By-Laws of the Company, the Investment Agreement filed as
Exhibit 10.1 to the Registration Statement, the Underwriting Agreement, and resolutions of the Board of Directors of the Company.

     Based upon the foregoing, it is our opinion that:

     (i) the Shares to be issued and sold by the Company pursuant to the Underwriting Agreement as described above and up to an additional 575,000 shares of common stock that may be issued and sold by the Company and included in the Prospectus will, upon payment of the purchase price therefor to the Company in accordance with the terms of the Underwriting Agreement, be legally issued, fully paid and nonassessable; and

     (ii) the Shares to be sold by the Selling Stockholder are legally issued, fully paid and nonassessable.
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          We consent to the filing of this opinion as an exhibit to the
Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Registration Statement and to the reference to Lord, Bissell and Brook under "Legal Matters" in the Prospectus.


                                Very truly yours,


                                /s/ Lord, Bissell & Brook

                                LORD, BISSELL & BROOK